EXHIBIT 23

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FIRM

We consent to the incorporation by reference in the Registration Statements (Forms S-8 numbers 2-74833, 2-78545, 2-84711, 2-86511, 2-92200, 2-92201,
2-92494,  33-1371,  33-9682,  33-45716,   33-98946,   333-66315  and  333-83556)
pertaining to the Stock Purchase Plan for Eligible U.S. Employees, the Stock Option Plan for Key Employees, the Basic Stock Option Plan, The Stock Option Plan for Key Employees, the 1984 Stock Option Plan, the Basic Stock Option Plan, the United Kingdom Savings Related Share Option Scheme, the 1985 Stock Option/Stock Purchase Plan, the Preferred Share Purchase Plan, the 1991 Stock Option Plan for Key Employees and Stock Option Grant to Anthony F. Griffiths, the 1991 Stock Option Plan for Key Employees and Non-Employee Directors, and the 1991 Stock Option Plan for Key Employees and Non-Employee Directors, as amended, respectively, and in the Registration Statements (Forms S-3 numbers 2-81989, 2-82262, 2-88432, 2-91496 and 2-96412), of our report dated April 30, 2004, except for notes 6, 17 and 25, as to which the date is June 9, 2004, with respect to the consolidated financial statements of Zarlink Semiconductor Inc. included in its Annual Report on Form 10-K for the year ended March 26, 2004.

Our audits also included the financial statement schedule of Zarlink Semiconductor Inc. listed in Item 15(a)2. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


Ottawa,Canada                                        /s/ ERNST & YOUNG LLP
June 9, 2004                                         ---------------------
                                                     ERNST & YOUNG LLP